Exhibit 99.1

News Release
Evergreen Solar Appoints Michael El-Hillow as Chief Financial Officer
MARLBORO, Mass.—(BUSINESS WIRE)—Jan. 3, 2007—Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced the appointment of Michael El-Hillow, 55, as chief financial officer. El-Hillow succeeds Donald Muir, who has resigned from the company to pursue other opportunities.
A member of Evergreen’s board of directors since August 2004 and chairman since October 2005, El-Hillow has resigned from the board effective immediately. Evergreen Solar President and CEO Richard M. Feldt has been appointed Chairman of the Board of Directors. Edward C. Grady will serve as the lead outside director.
El-Hillow has served as chief financial officer at several multinational publicly traded high technology companies, including Advanced Energy Industries, Inc. and Helix Technology Corporation. El-Hillow was instrumental in expanding both of these organizations in the United States, Europe and the Pacific Rim. Earlier in his career, he was an audit partner at Ernst & Young.
Evergreen Solar President and CEO Richard M. Feldt said, “We are pleased to have Mike El-Hillow serving in this important role. He brings extensive financial and operational experience to the position, and will serve as a key member of our team as we continue pursuing our aggressive growth plans in 2007 and beyond. Having served on our board for more than two years, and most recently as chairman, Mike knows our business well, and we anticipate a seamless transition.”
El-Hillow received a bachelor’s degree in accounting from the University of Massachusetts and a masters in business administration from Babson College, and is a certified public accountant.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com.
CONTACT:
Evergreen Solar, Inc.
Chris Lawson, 508-357-2221 X7214
Director Marketing Communications
investors@evergreensolar.com
Sharon Merrill Associates, Inc.
David Reichman, 617-542-5300
Vice President
eslr@investorrelations.com
SOURCE:
Evergreen Solar, Inc.